Exhibit 19.1

WESTERN URANIUM & VANADIUM CORP.

DISCLOSURE, CONFIDENTIALITY AND INSIDER TRADING POLICY

October 4, 2024

1.	PURPOSE OF THIS POLICY

1.1 The purpose of this disclosure, confidentiality and insider trading policy (the “Policy”) of Western Uranium & Vanadium Corp. (the “Company”) is to set forth certain policies to ensure that:

(a) the Company complies with its timely disclosure obligations as required under applicable securities laws and exchange rules;

(b) the Company prevents the selective disclosure of material changes (as defined herein) to analysts, institutional investors, market professionals and others;

(c) documents released by the Company or public oral statements made by a person with actual, implied or apparent authority to speak on behalf of the Company that relate to the business and affairs of the Company do not contain a misrepresentation (as defined herein);

(d) all persons to whom this Policy applies understand their obligations to preserve the confidentiality of Undisclosed Material Information (as defined herein);

(e) all appropriate parties who have Undisclosed Material Information are prohibited from trading in securities of the Company on such Undisclosed Material Information and Tipping (as defined herein) under applicable laws, stock exchange rules and this Policy; and

(f) the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) receive reports prior to such officers executing their certifications related to the Company’s Core Documents (as defined herein) setting out the evaluation, findings and conclusions of the Board (as defined herein) regarding the effectiveness of the Company’s disclosure principles, controls and procedures (as defined herein) and the Board’s assessment of the quality of the disclosure made in the Core Documents.

2.	APPLICATION AND ADMINISTRATION OF THIS POLICY

2.1 This Policy will be administered and implemented by the Board of Directors of the Company (the “Board”).

2.2 This Policy applies to all Directors, officers, employees and contractors of the Company and its subsidiaries, those authorized to speak on its behalf, and all other insiders. References in this Policy to “any person to whom this Policy applies” or similar references are intended to include the persons in all of the foregoing groups.

3.	AUTHORIZED SPOKESPERSONS

3.1 In order to minimize the risk of selective disclosure, unauthorized disclosure and inconsistent disclosure, and to communicate a clear message to the public, the Company has designated a limited group of people who are authorized to speak on behalf of the Company.

3.2 Unless otherwise authorized by the Board or the CEO, only the CEO and CFO are authorized to make public oral statements, initiate contacts with analysts, the media and investors (collectively, the “Authorized Spokespersons”). For clarity, the Board or the CEO may authorize any Authorized Spokesperson to exercise all or a portion of the powers granted to the Authorized Spokespersons by this Policy.

3.3 Any person to whom this Policy applies who is approached by the media, an analyst, investor or any other member of the public to comment on the business and affairs of the Company, must refer all inquiries to the CEO and must immediately notify the CEO that the approach was made. In the event that a Director, officer, employee or contractor is contacted by the media, the Media Protocol attached as Schedule ‘C’ must be followed.

4.	PREPARATION AND RELEASE OF DOCUMENTS

4.1 The procedures in this section apply to all Directors, officers, employees and contractors of the Company.

4.2 A “Document” means any public written communication, including a communication prepared and transmitted in electronic form:

(a) that is required to be filed with a securities regulatory authority in Canada, the United States (the “U.S.”) or elsewhere, either on the SEDAR+, the Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) or otherwise;

(b) that is not required to be filed with the any securities regulatory authority in Canada, the U.S. or elsewhere, but is so filed;

(c) that is filed or required to be filed with a government or an agency of a government under applicable law or with any stock exchange or similar institution under its bylaws, rules or regulations; or

(d) the content of which would reasonably be expected to affect the market price or value of the securities of the Company.

4.3 A “misrepresentation” means:

(a) an untrue statement of a material fact (as defined herein); or

(b) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the circumstances in which it is made.

4.4 For the purpose of this Policy, the following documents are “Core Documents”:

(a) prospectuses;

(b) take-over bid circulars;

(c) issuer bid circulars;

(d) directors’ circulars;

(e) rights offering circulars;

(f) management’s discussion and analysis (“MD&A” );

(g) annual information forms;

(h) Form 10-K annual reports (U.S.);

(i) Form 10-Q quarterly reports (U.S.);

(j) Form 8-K current reports (U.S.);

(k) information circulars and, if applicable, proxy statements (U.S.);

(l) annual financial statements;

(m) interim financial statements; and

(n) material change reports.

4.5 Prior to the time that any Document is to be released to the public or filed with any securities regulatory authority in Canada, the U.S. or elsewhere, the following procedures must be observed:

(a) the Document must be prepared in consultation with, and be reviewed by, personnel in all applicable internal departments of the Company, and input from external experts and advisors should be obtained as necessary;

(b) any Core Document, other than a material change report, a Form 8-K current report (U.S.) or any document derived from a Core Document (collectively, the “Excluded Documents”), must be reviewed and approved by the Board;

(c) any press release which contains Undisclosed Material Information must be reviewed and approved by the CEO, the CFO and at least one other member of the Board;

(d) any press release which does not contain Undisclosed Material Information must be reviewed and approved by the CEO or the CFO and at least one other member of the Board;

(e) in the event a report, statement or opinion of any expert is included or summarized in a Document, the written consent of the expert to the use of the report, statement or opinion or extract thereof and the specific form of disclosure shall be obtained. In addition, the Board must be satisfied that:

(i) there are no reasonable grounds to believe that there is a misrepresentation in the part of the Document made on the authority of the expert; and

(ii) part of the Document fairly represents the expert report, statement or opinion.

(f) Core Documents, other than the Excluded Documents, must be provided to the Directors sufficiently in advance of the time they are to be filed or released to allow the Directors to review and comment on such documents. It is recognized that the requirement to make prompt disclosure of Material Changes by way of press releases may make it difficult to have certain press releases and material change reports reviewed by the Directors;

(g) in the case of interim financial statements, annual financial statements and interim and annual MD&A, such documents must be reviewed and approved by the Board of Directors.

(h) In the event that a Document contains any Forward-Looking Information (as defined herein) this information must be specifically identified as such and the following additional disclosure shall be provided in written form proximate to each place in the Document where the Forward-Looking Information appears:

(i) reasonable cautionary language identifying the Forward-Looking Information as such;

(j) identifying the material factors that could cause actual results to differ materially from expected results from a conclusion, forecast or projection in the Forward-Looking Information; and

(k) a statement of the material factors or assumptions that were applied in the Forward-Looking Information.

4.6 “Forward-Looking Information” means all disclosure regarding possible events, conditions or financial performance that is based on assumptions about future economic conditions and courses of action.

5.	PUBLIC ORAL STATEMENTS

5.1 A “public oral statement” is any oral statement made in circumstances in which a reasonable person would believe that information contained in the statement will become Generally Disclosed (as defined below). Examples include speeches, presentations, news conferences, interviews and discussions with analysts where the Company’s business and affairs, prospects or financial condition is discussed. The following procedures should be observed in respect of any public oral statements made by or on behalf of the Company:

(a) such public oral statements should be made only by the Authorized Spokespersons;

(b) any public oral statement referring to a statement, report or opinion of an expert in whole or in part must have the prior written consent of said expert prior to an Authorized Spokesperson making a public oral statement related thereto;

(c) the Authorized Spokespersons must ensure that any public oral statements on behalf of the Company do not contain a misrepresentation and comply with Section 13 of this Policy (Avoiding Selective Disclosure) and Section 4.5(g) of this Policy (Forward-Looking Information);

(d) when available, a transcript or electronic recording of all speeches, interviews and other public oral statements made by any Authorized Spokesperson shall be made and furnished to the CFO immediately following the making of such public oral statement; and

(e) the applicable persons described above shall review the transcript and/or electronic recording of each public oral statement made by or on behalf of the Company to ensure that the public oral statement does not contain a misrepresentation. If such public oral statements are found to contain a misrepresentation, the person shall advise the Board and the Company shall immediately issue a correcting press release.

5.2 Prior to proceeding with a public oral statement that contains Forward-Looking Information, the Authorized Spokesperson (or a representative of the Company on his or her behalf) must clearly identify such information as forward-looking using the appropriate cautionary language as approved from time to time by the Board or as required under the applicable rules.

6.	DISCLOSURE PRINCIPLES, CONTROLS AND PROCEDURES

6.1 The Board will monitor developments and issues that may necessitate disclosure to the public.

6.2 In cases where the determination of materiality is not clear, the CEO will consult with as many members of the Board as practical as well as other appropriate officers and employees of the Company to ascertain materiality.

6.3 It is important that the members of the Board be informed of events and developments that may be material. Directors, officers and employees that become aware of events and developments that may be material should contact the CEO.

6.4 If the information is material, the CEO, in consultation with at least one other member of the Board, will then oversee the release of such information publicly in accordance with the procedures outlined in this Policy.

6.5 Material information relating to the Company (whether favourable or unfavourable) will be publicly disclosed by news release on a timely basis, except as set out below. Disclosure of material information should be balanced and factual.

6.6 During the period before material information is publicly disclosed, market activity in the Company’s securities should be monitored.

6.7 Disclosure must include any information the omission of which would make the rest of the disclosure misleading (half-truths are misleading).

6.8 There must be no selective disclosure of material information. Please refer to Section 13 of this Policy for strategies on how to avoid selective disclosure.

6.9 Disclosure should be corrected as soon as reasonably practicable if the Company subsequently learns that earlier disclosure by the Company contained a material error at the time it was given.

6.10 Disclosure on the Company’s website, or on Social Media, does not constitute adequate public disclosure of material information and could constitute selective disclosure.

7.	TIMELY DISCLOSURE OF MATERIAL INFORMATION

7.1 “Material Information” consists of both “material facts” and “material changes”. A “material fact” means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the securities of the Company. A “material change” means a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of any of the securities of the Company and includes a decision to implement such a change if such a decision is made by the Board or by senior management of the Company who believe that confirmation of the decision by the Board is probable.

7.2 Any person to whom this Policy applies who becomes aware of information that may qualify as Material Information must immediately disclose that information to the CEO or the CFO. If the information so disclosed seems to be Material Information, the CEO or CFO (as the case may be) will advise the Board. Schedule “A” attached hereto lists examples of Material Information.

7.3 Upon the occurrence of any change that may constitute a material change in respect of the Company, the Board, in consultation with such other advisors as it may consider necessary, shall:

(a) consider whether the event constitutes a material change;

(b) if it does constitute a material change, prepare a press release and a material change report (and, if applicable, a Form 8-K report) describing the material change as required under applicable laws;

(c) determine whether a reasonable basis exists for filing the material change report on a confidential basis. In general, filings will not be made on a confidential basis although, in exceptional circumstances (such as disclosure related to a potential acquisition), confidential disclosure may be appropriate;

(d) to the extent practicable, circulate the draft press release and material change report to the members of the Board and senior management together with, if applicable, the recommendation that it should be filed on a confidential basis;

(e) if applicable, following approval by the Board, file the material change report on a confidential basis and when the basis for confidentiality ceases to exist, and the event remains material, issue a press release and file a material change report in compliance with applicable securities laws. During the period of time while a confidential material change has not been publicly disclosed, the Company shall not release a document or make a public oral statement that, due to the undisclosed material change, contains a misrepresentation.

7.4 If required under applicable securities laws, market surveillance must be advised of the contents of the news release and supplied with a copy in advance of its release. After notification to market surveillance (if required) and receipt of their sign off, a press release issued during trading hours must be transmitted to the media by the quickest possible method and one that provides the widest dissemination possible.

8.	CHAT ROOMS AND BULLETIN BOARDS

8.1 In order to avoid inadvertent disclosure of material undisclosed information Directors, officers, employees and contractors must not discuss or post any information relating to the Company or any of its subsidiaries or trading in securities of the Company in Internet chat rooms, newsgroups or bulletin boards.

9.	RUMOURS

9.1 The Company shall not comment, affirmatively or negatively, on rumours. This also applies to rumours on the Internet. The Company’s Authorized Spokespersons will respond consistently to those rumours, saying ,“It is our policy not to comment on market rumours or speculation.” However, when authorized by the Board, the Authorized Spokespersons may make exceptions and respond to certain rumours that are deemed harmful to the Company’s interests, if not rebutted.

9.2 If an exchange or a securities regulatory authority requests that the Company make a statement in response to a market rumour, the CEO may ask the Board to make a recommendation as to the nature and context of the Company’s response.

10.	WEBSITE AND SOCIAL MEDIA

10.1 This Policy also applies to electronic communications, including the Company’s website and social media sites such as X (formerly known as Twitter), Facebook, YouTube, LinkedIn, and the like (collectively, “Social Media”). Accordingly, only the Authorized Spokespersons are authorized to engage in electronic communications on behalf of the Company and to provide accurate and timely information to update the Company’s website and the Social Media sites.

10.2 The Company shall endeavour to update the investor relations section of the Company’s website to ensure that it is accurate, complete and up to date.

10.3 Any disclosure of Material Information on the Company’s website or Social Media shall be preceded by the issuance of a press release. The Company will, however, endeavor to concurrently post to its website all material documents filed with securities regulators in an effort to improve investor access to its information.

10.4 Any person to whom this Policy applies who becomes aware of a discussion pertaining to the Company on the Internet, including on Social Media, must advise a member of the Board, the CEO or the CFO as soon as possible.

11.	CONFIDENTIALITY OF UNDISCLOSED MATERIAL INFORMATION

11.1 “Undisclosed Material Information” of the Company is Material Information about the Company that has not been “Generally Disclosed”, that is, disseminated to the public by way of a press release together with the passage of a reasonable amount of time (24 hours, unless otherwise advised by the Company that the period is longer or shorter, depending on the circumstances) for the public to analyze the information.

11.2 Any person to whom this Policy applies and who has knowledge of Undisclosed Material Information must treat the Material Information as confidential until the Material Information has been Generally Disclosed.

11.3 Undisclosed Material Information shall not be disclosed to anyone except in the necessary course of business. If Undisclosed Material Information has been disclosed in the necessary course of business, anyone so informed must clearly understand that it is to be kept confidential, and, in appropriate circumstances, execute a confidentiality agreement. Schedule “B” attached hereto lists circumstances where securities regulators believe disclosure may be in the necessary course of business. When in doubt, all persons to whom this Policy applies must consult with the CFO to determine whether disclosure in a particular circumstance is in the necessary course of business. For greater certainty, disclosure to analysts, institutional investors, other market professionals and members of the press and other media will not be considered to be in the necessary course of business. “Tipping”, which refers to the disclosure of Undisclosed Material Information to third parties outside the necessary course of business, is prohibited.

11.4 In order to prevent the misuse or inadvertent disclosure of Undisclosed Material Information, the procedures set forth below should be observed at all times:

(a) Documents and files containing confidential information should be kept in a safe place to which access is restricted to individuals who “need to know” that information in the necessary course of business and code names should be used if necessary;

(b) Confidential matters should not be discussed in places where the discussion may be overheard;

(c) Transmission of documents containing Undisclosed Material Information by electronic means will be made only where it is reasonable to believe that the transmission can be made and received under secure conditions; and

(d) Unnecessary copying of documents containing Undisclosed Material Information must be avoided and extra copies of documents must be promptly removed from meeting rooms and work areas at the conclusion of the meeting and must be destroyed if no longer required.

12.	QUIET PERIODS

12.1 Each period beginning on the first day following the end of each fiscal quarter and each fiscal year, and ending when the earnings for that quarter or year have been Generally Disclosed, will be a “Quiet Period”.

12.2 During a Quiet Period, Authorized Spokespersons must not provide any Forward-Looking Information relating to the business and affairs of the Company or any of its subsidiaries, including information relating to expected revenues, net income or profit, earnings per share, expenditure levels, and other information commonly referred to as earnings guidance (“Earnings Guidance”) or comments with respect to the financial results for the current fiscal quarter or current fiscal year. Notwithstanding these restrictions, the Company may Generally Disclose Forward-Looking Information during the Quiet Period when the Forward-Looking Information constitutes Undisclosed Material Information.

12.3 During a Quiet Period, Authorized Spokespersons may respond to unsolicited inquiries about information either that is not Material Information or that has been Generally Disclosed.

13.	AVOIDING SELECTIVE DISCLOSURE

13.1 When participating in shareholder meetings, news conferences, analysts’ conferences and private meetings with analysts or institutional investors, Authorized Spokespersons must only disclose information that either is not Material Information or is Material Information but has previously been Generally Disclosed. For greater certainty, acceptable topics of discussion include the Company’s business prospects (subject to the provisions of this Policy), the business environment, management’s philosophy and long-term strategy. Any selective disclosure of Undisclosed Material Information, including Earnings Guidance, is not permitted.

13.2 To protect against selective disclosure, the procedures outlined in Section 5 of this Policy (Procedures Regarding Public Oral Statements) should be followed.

13.3 If Material Information that has not been Generally Disclosed is inadvertently disclosed, the Company shall contact the parties to whom the Material Information was disclosed and inform them: (a) that the information is Undisclosed Material Information, and (b) of their legal obligations with respect to the Material Information.

14.	ANALYST REPORTS

14.1 When reviewing analysts’ reports, comments of Directors, officers, employees and contractors must be limited to identifying factual information that has been Generally Disclosed that may affect an analyst’s model and pointing out inaccuracies or omissions with respect to factual information that has been Generally Disclosed.

14.2 Any comments must contain a disclaimer that the report was reviewed for factual accuracy only. No comfort or guidance shall be expressed on the analysts’ earnings models or earnings estimates and no attempt shall be made to influence an analyst’s opinion or conclusion.

14.3 Analysts’ reports shall not be posted on or linked from the Company’s website.

15.	TRADING OF SECURITIES OF THE COMPANY

15.1 No Director, officer, employee or contractor of the Company shall purchase or sell or otherwise monetize securities of the Company while in possession of Undisclosed Material Information and no such person may disclose to someone else Undisclosed Material Information relating to the Company, except where such disclosure is in the necessary course of business.

15.2 Directors, officers and those employees, contractors and any other person who participate in the preparation of the Company’s financial statements or who are privy to material financial information relating to the Company are prohibited from purchasing or selling securities of the Company during the period of time beginning on: (i) the first day on which the stock exchange on which Company securities are listed is open for trading (a “Trading Day”) following the end of a fiscal quarter, or fiscal year end, until the second Trading Day after the financial results for a fiscal quarter or fiscal year end have been disclosed by way of press release (the “Executive Blackout”).

15.3 All Directors, officers, employees, contractors and any other person who is so advised by the Board, shall be prohibited from purchasing or selling securities of the Company during any other period designated by the Board (the “Specific Blackout”).

15.4 Notwithstanding Sections 15.2 and 15.3, a Director, officer, employee and contractor may purchase or sell securities during any blackout period (an Executive Blackout or Specific Blackout as may be applicable) with the prior written consent of the CEO. The CEO will grant permission to purchase or sell during a blackout period only in the case of unusual, exceptional circumstances. Unusual, exceptional circumstances may include the sale of securities in the case of severe financial hardship or where the timing of the sale is critical for significant tax planning purposes.

15.5 The trading prohibitions in this Section 15 do not apply to the acquisition of securities through the exercise of share options or restricted share units but do apply to the sale of the securities acquired through the exercise of share options or restricted share units.

15.6 Except for purchases directly from an underwriter at the public offering price and except for purchases under Company plans, Directors, officers, employees and contractors should not purchase securities of the Company in the market during the period between the time insiders are advised that a distribution, by way of prospectus or private placement, is contemplated and the time they are informed that the distribution is complete.

15.7 If the Company is a “domestic issuer” whose class of common shares is registered under Section 12 of the U.S. Securities Exchange Act of 1934 (the U.S. Exchange Act”), Directors, executive officers and beneficial owners of 10% or more of the Company’s class of common shares are subject to potential liability under Section 16(b) of the U.S. Exchange Act for engaging in “short-swing” trading. This means that these insiders are prohibited from profiting on the purchase and sale (or sale and purchase) of the Company’s shares within any six-month period. Any profit an insider receives (or is deemed to receive) from buying and selling (or selling and buying) within six months must be paid to the Company. This is meant to discourage insiders from exploiting their position for quick, unfair gains at the expense of other investors. If this provision applies, all Directors and executive officers must, and any 10%+ beneficial owner may, obtain pre-clearance of any proposed transaction involving the Company’s securities. Such a pre-clearance request must be submitted to the CFO at least two business days before any planned trade or transaction. The pre-clearance process is designed to ensure that the proposed trade complies with this provision and Section 16(b) and that Form 4 is filed pursuant to Section 16(a) of the U.S. Exchange Act, as referenced in Section 16.1.

16.	INSIDER REPORTS

16.1 A “Reporting Insider” (as defined in National Instrument 55-104, Insider Reporting Requirements and Exemptions) is required to file an initial insider report on the System for Electronic Disclosure by Insiders (“SEDI”) within 10 days of becoming a Reporting Insider and subsequent insider reports within five days (or a shorter period of time) following any trade or granting of securities of the Company. If the Company is a “domestic issuer” whose class of shares is registered under Section 12 of the U.S. Exchange Act, Directors, executive officers and beneficial owners of 10% or more of the Company’s class of common shares must file with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Section 16(a) of the U.S. Exchange Act a Form 3 statement of beneficial ownership regarding those securities within 10 days of becoming a Reporting Insider and thereafter file Form 4 with the SEC within two business days after any change in beneficial ownership to report such change. If a Reporting Insider does not own or have control over or direction over securities of the Company, or if ownership or direction or control over securities of the Company remains unchanged from the last report filed, a report is not required.

16.2 Any securities granted under the Company’s equity incentive plan(s) must be reported on SEDI and, if applicable, EDGAR.

16.3 Any Reporting/Corporate Insider requiring assistance to file an insider report may contact the CFO.

17.	COMMITMENT

17.1 New Directors, officers, employees and contractors who, given their position, are required to have knowledge of this Policy, will be provided with a copy of this Policy. Such new Directors, officers and employees are required to sign the attached “Receipt and Acknowledgment” certificate when they are engaged or when the Policy is significantly revised.

17.2 If you are concerned about a possible breach of this Policy, please contact the CEO or the CFO of the Company.

17.3 Any Director, officer, employee or contractor who violates this Policy may face disciplinary action, up to and including termination of his or her employment or contract with the Company. The violation of this Policy could also violate applicable securities laws.

17.4 The Board may, in its sole discretion from time to time, permit departures from this Policy which do not reflect statutory requirements, either prospectively or retrospectively, and no provision of this Policy is intended to give rise to civil liability to shareholders of the Company or any other liability whatsoever, except as expressly provided herein.

18.	QUESTIONS

18.1 Questions concerning this Policy should be addressed to the CEO or the CFO of the Company.

19.	RECEIPT AND ACKNOWLEDGEMENT

I, _____________________________, hereby acknowledge that I have received and read

(Print Name)

a copy of the “Disclosure, Confidentiality and Insider Trading Policy” and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-noted policy may subject me to discipline by the Company up to and including termination.

Signature	Date

SCHEDULE “A”

Examples of Information That May Be Material

Although not intended to be a comprehensive list, the following are examples of information that could be material, depending on scale and magnitude.

Changes in corporate structure

●	changes in share ownership that may affect control of the company

●	changes in corporate structure such as reorganizations, amalgamations, or mergers

●	take-over bids, issuer bids, or insider bids

Changes in capital structure

●	the public or private sale of additional securities

●	planned repurchases or redemptions of securities

●	planned splits of common shares or offerings of warrants or rights to buy shares

●	any share consolidation, share exchange, or stock dividend

●	changes in a company’s dividend payments or policies

●	the possible initiation of a proxy fight

●	material modifications to the rights of security holders

Changes in financial results

●	a significant increase or decrease in near-term earnings prospects

●	unexpected changes in the financial results for any period

●	shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs

●	changes in the value or composition of the company’s assets

●	any material change in the company’s accounting policies

Changes in business and operations

●	any development that affects the company’s resources, technology, products or markets

●	a significant change in capital investment plans or corporate objectives

●	major labour disputes or disputes with major contractors or suppliers

●	significant new contracts, products, patents, or services or significant losses of contracts or business

●	significant discoveries by resource companies

●	changes to the Board or executive management, including the departure of the company’s Chairman, CEO, CFO (or persons in equivalent positions)

●	the commencement of, or developments in, material legal proceedings or regulatory matters

●	waivers of corporate ethics and conduct rules for officers, directors, and other key employees

●	any notice that reliance on a prior audit is no longer permissible

●	de-listing of the company’s securities or their movement from one quotation system or exchange to another

Acquisitions and dispositions

●	significant acquisitions or dispositions of assets, property or joint venture interests

●	acquisitions of other companies, including a take-over bid for, or merger with, another company

Changes in credit arrangements

●	the borrowing or lending of a significant amount of money

●	any mortgaging or encumbering of the company’s assets

●	defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors

●	changes in rating agency decisions

●	significant new credit arrangements

SCHEDULE “B”

Examples of Disclosures That May Be Necessary in the Course of Business

(1)	Disclosure to:

●	vendors, suppliers, or strategic partners on issues such as research and development, sales and marketing, and supply contracts

●	employees, officers and directors

●	lenders, legal counsel, auditors, underwriters, and financial and other professional advisors to the Company

●	parties to negotiations

●	labour unions and industry associations

●	government agencies and non-governmental regulators

●	credit rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the agency’s ratings generally are or will be publicly available)

(2)	Disclosures in connection with a private placement

(3)	Communications with controlling shareholders, in certain circumstances

SCHEDULE “C”

Media Protocol

When contacted by any media person or reporter, Directors, officers, employees and contractors of Western Uranium & Vanadium Corp. are required to observe the following protocol:

1.	Obtain the person’s name, media outlet and contact information.

2.	Ask the person to explain the request and the deadline while making clear that you are not the Company spokesperson and will be relaying the information to someone else for handling.

3.	Do not promise that the information the person wants will be available before the deadline, but do promise that someone will return the call before the deadline, either to provide the information or to explain why not.

4.	Email the request, any notes you have taken on what the media person wants and any information you have learned on the call to the Chief Executive Officer.

5.	The Chief Executive Officer is the official spokesperson for the Company. He will decide whose input is needed, if any, and how the request is to be handled, whether by himself or by someone he has designated and who has been briefed accordingly. In the event the Chief Executive Officer is not available, the matter must be referred to the Chief Financial Officer.

6.	The Chief Executive Officer (or the Chief Financial Officer) will ensure that the person who received the original call is aware of how the request is being handled, so that if that person receives a second call, he or she is at least able to relay the status of the request and tell the person what to expect.

7.	Monitor any resulting coverage and ensure that it is circulated within the Company.

8.	Brief the above list of persons by email about any further contact with the media person, its content and tone.

9.	If necessary, the Company will organize debriefing calls to ensure that intelligence and learning gathered from these experiences are shared among individuals likely to be the targets of media interest.